Exhibit 10.1

UNITED STATES OF AMERICA
DEPARTMENT OF THE TREASURY
COMPTROLLER OF THE CURRENCY

In the Matter of: Vineyard Bank, N.A. Corona, California	) ) )

CONSENT ORDER

The Comptroller of the Currency of the United States of America (“Comptroller”), through his National Bank Examiner, has supervisory authority over Vineyard Bank, N.A., Corona, California (“Bank”).
The Bank, by and through its duly elected and acting Board of Directors (“Board”), has executed a “Stipulation and Consent to the Issuance of a Consent Order,” dated ___________, that is accepted by the Comptroller.  By this Stipulation and Consent, which is incorporated by reference, the Bank has consented to the issuance of this Consent Order (“Order”) by the Comptroller.
Pursuant to the authority vested in him by the Federal Deposit Insurance Act, as amended, 12 U.S.C. § 1818, the Comptroller hereby orders that:

ARTICLE I

COMPLIANCE COMMITTEE

(1) No later than August 31, 2008, the Board shall appoint a Compliance Committee of at least three (3) directors, of which no more than one (1) shall be an employee or controlling shareholder of the Bank or any of its affiliates (as the term “affiliate” is defined in 12 U.S.C. § 371c(b)(1)), or a family member of any such person.  Upon appointment, the names of the members of the Compliance Committee and, in the event of a change of the membership, the name of any new member shall be submitted in writing to the Assistant Deputy Comptroller.  The Compliance Committee shall be responsible for monitoring and coordinating the Bank's adherence to the provisions of this Order.

(2) The Compliance Committee shall meet at least monthly.
(3) No later than September 30, 2008, and on a monthly basis thereafter, the Compliance Committee shall submit a written progress report to the Board setting forth in detail:
(a)	a description of the action needed to achieve full compliance with each Article of this Order;
(b)	actions taken to comply with each Article of this Order; and
(c)	the results and status of those actions.
(4) The Board shall submit a copy of the Compliance Committee's report, with any additional comments by the Board, to the Comptroller within ten (10) days of receiving such report.  Such report and additional comments, as well as any other report or plan that the Bank or Board is required to submit pursuant to this Order, shall be forwarded to the:
Assistant Deputy Comptroller
Southern California—South Field Office
1925 Palomar Oaks Way, Suite 202
Carlsbad, California 92008

ARTICLE II

BOARD TO ENSURE COMPETENT MANAGEMENT
(1) No later than October 31, 2008, the Board shall identify experienced and competent individuals to serve on a permanent, full-time basis in its President/CEO and Chief Credit Officer positions.

(2) Prior to the appointment of any individual to the President/CEO or Chief Credit Officer positions, the Board shall submit to the Assistant Deputy Comptroller the following:
(a)
the information sought in the “Changes in Directors and Senior Executive Officers” and “Background Investigations” booklets of the Comptroller’s Licensing Manual, together with a legible fingerprint card for the proposed officer;

(b)	a written statement of the Board's reasons for selecting the proposed officer; and
(c)	a written description of the proposed officer's duties and responsibilities.
(3) The Assistant Deputy Comptroller shall have the power to disapprove the appointment of the proposed officer.  However, the lack of disapproval of such individual shall not constitute an approval or endorsement of the proposed officer.
(4) The requirement to submit information and the prior disapproval provisions of this Article are based on the authority of 12 U.S.C. § 1818(b) and do not require the Comptroller or the Assistant Deputy Comptroller to complete his review and act on any such information or authority within ninety (90) days.

ARTICLE III

CAPITAL PLAN AND HIGHER MINIMUMS

(1) The Bank shall maintain the following capital levels (as defined in 12 C.F.R. Part 3):
(a)	Tier 1 capital at least equal to nine percent (9%) of adjusted total assets; and

(b)	total risk-based capital at least equal to eleven percent (11%) of risk-weighted assets.
(2) The requirement in this Order to meet and maintain a specific capital level means that the Bank may not be deemed to be “well capitalized” for purposes of 12 U.S.C. § 1831o and 12 C.F.R. Part 6 pursuant to 12 C.F.R. § 6.4(b)(1)(iv).
(3) No later than October 31, 2008, the Board shall develop, implement, and thereafter ensure Bank adherence to a three-year capital program.  The program shall include:
(a)	specific plans for the maintenance of adequate capital that may in no event be less than the requirements of paragraph (1);
(b)	projections for capital requirements based upon a detailed analysis of the Bank's assets, liabilities, earnings, fixed assets, and off-balance sheet activities;
(c)	projections of the sources and timing of additional capital to meet the Bank's current and future needs;
(d)	the primary source(s) from which the Bank will strengthen its capital structure to meet the Bank's needs;
(e)	contingency plans that identify alternative methods should the primary source(s) under (d) above not be available; and
(f)	a dividend policy that permits the declaration of a dividend only:
(i)	when the Bank is in compliance with its approved capital program;
(ii)	when the Bank is in compliance with 12 U.S.C. §§ 56 and 60; and
(iii)	with the prior written determination of no supervisory objection by the Assistant Deputy Comptroller.

(4) Upon completion, the Bank's capital program shall be submitted to the Assistant Deputy Comptroller for review.  The Board shall review and update the Bank's capital program on an annual basis, or more frequently if necessary.  Copies of the reviews and updates shall be submitted to the Assistant Deputy Comptroller.
(5) Effective immediately, the Board shall obtain the prior written determination of no supervisory objection from the Assistant Deputy Comptroller before the Bank may increase its annual loan growth by more than five percent (5%) of the preceding year’s total loans.

ARTICLE IV

ALLOWANCE FOR LOAN AND LEASE LOSSES

(1) No later than October 31, 2008, the Board shall review the adequacy of the Bank’s Allowance for Loan and Lease Losses (“Allowance”) and shall establish a program for the maintenance of an appropriate Allowance.  This review and program shall be designed to meet Generally Accepted Accounting Principles and regulatory guidance set forth in FAS 5, FAS 114, OCC Bulletin 2001-37, OCC Bulletin 2006-47, and the “Allowance for Loan and Lease Losses” booklet of the Comptroller’s Handbook, and shall focus particular attention on the following factors:
(a)	suitable policies and procedures that communicate the Allowance process internally to all applicable personnel;
(b)	clear explanations and documentation for the Allowance analysis;
(c)	results of the Bank’s internal risk ratings;
(d)	results of the Bank’s external loan review;
(e)	an estimate of loss exposure on each impaired credit;
(f)	loan loss experience;
(g)	trends of delinquent and nonaccrual loans;
(h)	concentrations of credit in the Bank; and
(i)	present and prospective economic conditions.

(2) The program shall provide for a review of the Allowance by the Board at least once each calendar quarter.  Any deficiency identified in the Allowance shall be remedied prior to the filing of the Call Report for the quarter by additional provisions from earnings.  Written documentation shall be maintained indicating the factors considered and conclusions reached by the Board in determining the adequacy of the Allowance.

ARTICLE V

CONCENTRATIONS OF CREDIT

(1) No later than September 30, 2008, the Board shall adopt, implement, and thereafter ensure Bank adherence to a written asset diversification program consistent with the “Concentrations of Credit” booklet of the Comptroller’s Handbook.  The program shall include, but not necessarily be limited to, the following:
(a)	a review of current policies, processes and procedures to control and monitor concentrations of credit, with particular attention given to the impact of commitments;
(b)
a review of the balance sheet to identify any additional concentrations of credit within those already identified, such as property types within commercial real estate mortgages or segmentation by geographic location or submarket;

(c)	a written analysis of all concentrations of credit that fully assesses inherent credit, liquidity, and interest rate risk;
(d)	establishment of safe and sound, formal risk limits for all concentrations of credit based on a percentage of capital; and
(e)	an action plan approved by the Board to reduce the risk of any concentration of credit deemed imprudent in the above analysis.

(2) The Board shall ensure that future concentrations of credit are subjected to the analysis required by paragraph (1)(c), and the limits established by paragraph (1)(d), of this Article and that the analysis demonstrates that the concentration will not subject the Bank to undue credit, liquidity, or interest rate risk.
(3) The Board shall forward a copy of the written asset diversification program, including any analyses of existing or potential concentrations of credit, and the establishment of formal limits for all concentrations of credit, to the Assistant Deputy Comptroller for prior determination of no supervisory objection.

ARTICLE VI

CREDIT UNDERWRITING

(1) No later than September 30, 2008, the Board shall review, revise, and thereafter ensure Bank adherence to the Bank’s Loan Policy to include, at a minimum, revisions relating to:
(a)
the establishment of underwriting standards for partial and non-recourse construction lending that conform to safe and sound banking practices and contain requirements that are more conservative than the Bank’s recourse guidelines, including at a minimum:

(i)	higher debt service ratios;
(ii)	lower loan-to-cost/loan-to-value ratios;
(iii)	larger cash equity requirements; and
(iv)	a financially capable sponsor(s) with incentive to support the debt.
(b)
requiring complete financial analysis of the ability of principals and guarantors to support construction projects in the event that sales do not materialize as projected, both during the loan underwriting process and on an ongoing basis, including at a minimum:

(i)	obtaining complete financial and income information from each borrower and guarantor on a loan; and
(ii)	conducting a thorough analysis of the financial information, including contingent liabilities, in order to evaluate the global cash flow of each borrower and guarantor on a loan.
(c)	conducting annual reviews of income properties to ensure that projects continue to provide debt service coverage, even where payment history is satisfactory.
(2) The Board shall submit a copy of the Bank’s revised Loan Policy required by this Article to the Assistant Deputy Comptroller.
(3) Quarterly thereafter, the Board shall submit a written assessment of the Bank’s progress in reaching compliance with the revised Loan Policy required by this Article to the Assistant Deputy Comptroller.

ARTICLE VII

CREDIT RISK RATINGS

(1) No later than September 30, 2008, the Board shall develop a program to ensure that the risks associated with the Bank’s loans and other assets are properly reflected and accounted for on the Bank’s books and records, and appropriately reported to the Board and management.  Such program shall include, at a minimum, provisions requiring that:
(a)
the Bank’s loans and other assets are appropriately and timely risk rated by lending officers using a loan grading system that is based upon current facts, existing repayment terms and that is consistent with the guidelines set forth in the “Rating Credit Risk” booklet of the Comptroller’s Handbook;

(b)	lending personnel are accountable for failing to appropriately and timely risk rate and/or place loans on nonaccrual; and
(c)
the Bank’s Problem Loan Report is enhanced to provide specific reasons to support the loan grade, detailed action plans that include time frames and goals, and triggers for potential risk rating upgrades and downgrades.

ARTICLE VIII

LOAN REVIEW

(1) No later than September 30, 2008, the Board shall establish an effective, independent and on-going loan review system to review, at least quarterly, the Bank's loan portfolio to assure the timely identification and categorization of problem credits.  The system shall provide for a written report to be filed with the Board after each review and shall use a loan grading system consistent with the guidelines set forth in the “Rating Credit Risk” and “Allowance for Loan and Lease Losses” booklets of the Comptroller’s Handbook.  Such reports shall include, at a minimum, conclusions regarding:

(a)	the overall quality of the loan portfolio;
(b)	the identification, type, rating, and amount of problem loans;
(c)	the identification and amount of delinquent loans;
(d)	credit and collateral documentation exceptions;
(e)	the identification and status of credit related violations of law, rule or regulation;
(f)	the identity of the loan officer who originated each loan reported in accordance with subparagraphs (b) through (e) of the Article;
(g)	concentrations of credit;
(h)	loans and leases to executive officers, directors, principal shareholders (and their related interests) of the Bank; and
(i)	loans not in conformance with the Bank's lending policies and exceptions to the Bank’s lending policies.
(2) A written description of the program called for in this Article shall be forwarded to the Assistant Deputy Comptroller upon implementation.
(3) The Board shall evaluate the loan review reports and shall ensure that immediate, adequate, and continuing remedial action, if appropriate, is taken upon all findings noted in the reports.

(4) A copy of the reports submitted to the Board, as well as documentation of the action taken by the Bank to collect or strengthen assets identified as problem credits, shall be preserved in the Bank.

ARTICLE IX

CRITICIZED ASSETS

(1) The Bank shall take prompt and continuing action to protect its interest in those assets criticized by the Comptroller, by internal or external loan review, or in any list subsequently provided to management by the Comptroller during any review.
(2) No later than September 30, 2008, the Board shall adopt, implement, and thereafter ensure Bank adherence to a written program designed to eliminate the basis of criticism of assets criticized by the Comptroller, or by any internal or external loan review, or in any list subsequently provided to management by the Comptroller during any review, as “doubtful,” “substandard,” or “special mention.”  This program shall include, at a minimum:
(a)	an identification of the expected sources of repayment;
(b)	the appraised value of supporting collateral and the position of the Bank's lien on such collateral where applicable;
(c)	an analysis of current and satisfactory credit information, including cash flow analysis where loans are to be repaid from operations; and
(d)	the proposed action to eliminate the basis of criticism and the time frame for its accomplishment.
(3) The Board, or a designated committee, shall conduct a review, on at least a quarterly basis, to determine:

(a)	the status of each criticized asset or criticized portion thereof that equals or exceeds five hundred thousand dollars ($500,000);
(b)	management's adherence to the program adopted pursuant to this Article;
(c)	the status and effectiveness of the written program; and
(d)	the need to revise the program or take alternative action.
(4) A copy of each review shall be forwarded to the Assistant Deputy Comptroller.
(5) The Bank may extend credit, directly or indirectly, including renewals, extensions or capitalization of accrued interest, to a borrower whose loans or other extensions of credit are criticized by the Comptroller, in any internal or external loan review, or in any list subsequently provided to management by the Comptroller during any review, and whose aggregate loans or other extensions exceed five hundred thousand dollars ($500,000) only if each of the following conditions is met:
(a)
the Board or designated committee finds that the extension of additional credit is necessary to promote the best interests of the Bank and that prior to renewing, extending or capitalizing any additional credit, a majority of the full Board (or designated committee) approves the credit extension and records, in writing, why such extension is necessary to promote the best interests of the Bank; and

(b)	a comparison to the written program adopted pursuant to this Article shows that the Board's formal plan to collect or strengthen the criticized asset will not be compromised.
(6) A copy of the approval of the Board or of the designated committee shall be maintained in the file of the affected borrower.

ARTICLE X

LIQUIDITY

(1) The Board shall ensure that the Bank maintains liquidity at a level that is sufficient to sustain the Bank's current operations and to withstand any anticipated or extraordinary demand against its funding base.  Such actions may include, but are not necessarily limited to:
(a)            selling assets;
(b)	maintaining a line of credit at the Federal Home Loan Bank or the Federal Reserve Bank;
(c)            obtaining lines of credit from correspondent banks;
(d)            recovering charged-off assets; and
(e)            injecting additional equity capital.
(2) The Board shall review the Bank's liquidity on a monthly basis.  Such reviews shall consider:
(a)	a maturity schedule of certificates of deposit, including large uninsured deposits;
(b)	the volatility of demand deposits, including escrow deposits;
(c)	the amount and type of loan commitments outstanding;
(d)	an analysis of the continuing availability and volatility of present funding sources;
(e)	an analysis of the impact of cash flow from the Bank's loan portfolio resulting from delinquent and non-performing loans;
(f)	an analysis of the impact of decreased cash flow from the sale of loans or loan participations; and
(g)	the risk from brokered deposits.

(3) The Board shall take appropriate action to ensure adequate sources of liquidity in relation to the Bank's needs.  Monthly reports shall set forth liquidity requirements and sources and establish a contingency plan.  Copies of these reports shall be forwarded to the Assistant Deputy Comptroller.

ARTICLE XI

INFORMATION TECHNOLOGY

(1) The Board shall promptly take all steps necessary to improve the management of the Bank’s Information Technology (“IT”) activities and to correct each deficiency cited by the Comptroller.
(2) No later than October 31, 2008, the Board shall develop, implement, and thereafter adhere to a written, well-documented, risk-based, internal IT audit program.  At a minimum, the IT audit program shall be performed by an independent and qualified party, and shall include fundamental elements of a sound audit program as described in the “Audit” booklet of the FFIEC Information Technology Examination Handbook.
(3) No later than October 31, 2008, the Board shall ensure adherence to a revised and comprehensive written information security program to ensure the safety and soundness of its operations and to support the Bank’s efforts to comply with 12 C.F.R. Part 30, Appendix B, Safeguarding Customer Information.  The information security program shall include administrative, technical, and physical safeguards to protect the security, confidentiality, and integrity of customer information.  The information security program shall be consistent with the security process described in the “Information Security” booklet of the FFIEC Information Technology Examination Handbook.  At a minimum, the revised information security program shall include:

(a)
the identification of reasonably foreseeable internal and external threats that could result in unauthorized disclosure, misuse, alteration, or destruction of customer information or customer information systems;

(b)	an assessment of the likelihood and potential damage of these threats, taking into consideration the sensitivity of customer information;
(c)	a process to monitor and control the identified risks, commensurate with the sensitivity of the information as well as the complexity and scope of bank activities; and
(d)
a test plan that provides for regular testing of key controls, systems and procedures of its information security program.  The frequency and nature of such tests shall be determined by the risk assessment.  Such tests shall be conducted or reviewed by independent third parties or staff independent of those who develop or maintain the information security program.

(4) No later than October 31, 2008, the Board shall develop, implement, and thereafter adhere to, a written program to oversee and manage risks associated with outsourcing technology services to third party servicers, including technology service providers and vendors.  This third party management program shall be consistent with OCC Bulletin 2001-47, “Third Party Relationships,” dated November 1, 2001, and OCC Advisory Letter 2000-12, “Risk Management of Outsourcing Technology Services” dated November 28, 2000.

(5) No later than October 31, 2008, the Board shall develop and implement a formal enterprise-wide business continuity process that complies with the requirements set forth in the “Business Continuity Planning” booklet of the FFIEC Information Technology Examination Handbook.  At a minimum, the business continuity process shall include:
(a)	a business impact analysis that includes:
(i)	the identification of the potential impact of uncontrolled, non-specific events on the institution’s business processes and its customers; and
(ii)	an estimation of the maximum allowable downtime and acceptable levels of data, operations, and financial losses.
(b)	a risk assessment process that includes:
(i)	the prioritization of potential business disruptions based upon severity and likelihood of occurrence;
(ii)	a gap analysis comparing the institution’s existing business resumption plans, if any, to what is necessary to achieve recovery time and point objectives; and
(iii)	an analysis of threats based upon the impact on the institution, its customers, and the financial markets, not just the nature of the threat.
(c)	a risk management process that includes the development of a written, enterprise-wide business continuity plan (BCP); and
(d)	a risk monitoring process that includes:
(i)	testing of the BCP on at least an annual basis;
(ii)	independent audit and review of the BCP; and
(iii)	updating the BCP based upon changes to personnel and the internal and external environments.

(6) The Board shall provide a quarterly written progress report on each of the requirements of this Article to the Assistant Deputy Comptroller.

ARTICLE XII

CLOSING

(1) Although the Board is by this Order required to submit certain proposed actions and programs for the review or prior written determination of no supervisory objection of the Assistant Deputy Comptroller, the Board has the ultimate responsibility for proper and sound management of the Bank.
(2) It is expressly and clearly understood that if, at any time, the Comptroller deems it appropriate in fulfilling the responsibilities placed upon it by the several laws of the United States of America to undertake any action affecting the Bank, nothing in this Order shall in any way inhibit, estop, bar or otherwise prevent the Comptroller from so doing.
(3) Any time limitations imposed by this Order shall begin to run from the effective date of this Order.  Such time limitations may be extended in writing by the Assistant Deputy Comptroller for good cause upon written application by the Board.
(4) The provisions of this Order are effective upon issuance of this Order by the Comptroller, through its authorized representative whose hand appears below, and shall remain effective and enforceable, except to the extent that, and until such time as, any provisions of this Order shall have been amended, suspended, waived, or terminated in writing by the Comptroller.

(5) This Order is intended to be, and shall be construed to be, a final order issued pursuant to 12 U.S.C. § 1818(b), and expressly does not form, and may not be construed to form, a contract binding on the Comptroller or the United States.
(6) The terms of this Order, including this paragraph, are not subject to amendment or modification by any extraneous expression, prior agreements or prior arrangements between the parties, whether oral or written.
(7) The Bank is a wholly-owned subsidiary of Vineyard National Bancorp.  The Annual Meeting of Shareholders of Vineyard National Bancorp to be held on August 5, 2008, may result in a change of the directors of the Bank who shall be obligated to comply with this Order.

IT IS SO ORDERED, this 22nd day of July, 2008.

/s/ Steven J. Vander Wal
Steven J. Vander Wal Assistant Deputy Comptroller Western District